Amendment No. 1 to Investment
Advisory Agreement

    This Amendment (“Amendment”) dated as of May 16, 2022 (“Effective Date”) to the Investment Advisory Agreement (“Agreement”) dated September 1, 2018 by and between Procure ETF Trust II, a Delaware statutory trust organized on December 19, 2017 (“Trust”), and ProcureAM LLC, a Limited Liability Corporation (“Advisor”). The Agreement is incorporated herein by reference.

    WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

    WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

    WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management;

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. APPENDIX A to the Investment Advisory Agreement hereby shall be amended to include an additional fund, namely the Procure Disaster Recovery Strategy ETF, with a management fee of 0.75%, gross of acquired fund fees and expenses, fee waivers, and reimbursements.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

Procure ETF Trust II

By:	/s/ Robert Tull
Name:	Robert Tull
Title:	President
Procure ETF Trust II

ProcureAM LLC

By:	/s/ Robert Tull
Name:	Robert Tull
Title:	President